SMART-TEK AND CHINESE OFFICIALS ASSESS BIRD FLU CONTAINMENT

CORTE MADERA, Calif.--(Primezone)—November 3, 2005—Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its Chairman and CEO, Donald Gee, is to meet with Chinese officials in China to assess the use of Smart-tek Solutions, Inc. technology to help monitor and contain the spread of the deadly H5N1 virus otherwise know as the Bird Flu Virus or the Avian Flu Virus.

“Worldwide fear and panic is spreading about the possible pandemic from the H5N1 Bird Flu virus” said Donald Gee.  He further commented, “there is no known cure for the Bird Flu.  Vaccines or cures may take years to develop.  The only currently available remedy is to contain and quarantine the virus in the areas or countries infected in order to either prevent it or delay it from spreading.”

In a joint statement, the Food and Agriculture Organization and the World Animal Health Organization said, “the immediate challenge is to control Avian Influenza at source in the infected countries and stop the possible spread of the virus to other regions”.  They further added, “the battle against bird flu can only be won if more efforts and resources are directed to containment of the virus in animals in rural areas”.

The World Health Organization also said, “in the absence of prompt control measures backed by good surveillance, epidemics can last for years”.

Smart-tek Solutions, Inc. will introduce to China, its monitoring and surveillance technologies, which once deployed, can assist the Chinese authorities in improving the containment and monitoring process of the birds in a specific area and help prevent or delay the spread of the virus.

“By providing and installing our available technology, we believe we can contribute greatly to the process of containing this deadly Avian Flu virus by providing monitoring hardware and software to track wild birds and birds that are a food source” said Donald Gee.

While the H5N1 virus has been detected mainly in South-East Asia, the virus has now been detected in the European Union and possibly in India, where the authorities are testing dead migratory birds for the deadly virus.  With the world’s two most populated countries facing a potential Bird Flu pandemic, establishing proper containment procedures is critical in controlling the spread of the virus.  Without the establishment of proper containment procedures, there is a risk that the Avian Influenza can make its way to North America very quickly.

President Bush, in a speech Tuesday November 1, 2005 at the National Institutes of Health, said the United States must be prepared to detect bird flu outbreaks anywhere in the world, stockpile vaccines and anti-viral drugs and be ready to respond at the federal, state and local levels in the event a pandemic reaches the United States.

President Bush said, “A pandemic is a lot like a forest fire: If caught early it might be extinguished with limited damage; if allowed to smolder undetected it can grow to an inferno that spreads quickly beyond our ability to control it.  So we're taking immediate steps to ensure early warning of an avian or pandemic flu outbreak among animals or humans anywhere in the world”.

In the United States, the monitoring of the Avian Flu is a shared responsibility with the Department of Homeland Security.  As a member of the security community, Smart-tek Solutions, Inc. is well positioned to understand the need to include security technology in the Bird Flu containment process.

Donald Gee said, “it is imperative to develop proper containment protocols in order to help protect not only humans from the Bird Flu, but also to protect the food chain from infected poultry”.

More information about Smart-tek Solutions Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

     Smart-tek Solutions Inc.

     Neil Jacobs, 415-738-8887

     ir@smart-teksolutions.com